John Harris

May 14, 2012

To whom it may concern,

RE: RESIGNATION AS CEO & DIRECTOR

It is with regret that I tender my resignation from Vantage Health Ltd as CEO and Director, effective immediately,

I also tender my resignation from all offices held by myself in subsidiaries of Vantage Health Ltd.

Sincerely,

/s/ John Harris

Mr. John Harris

Signed before me

/s/ Graham Barry Norman Scobl

Graham Barry Norman Scobl

Commissioner of Oath

Practising Attorney, Conveyancer

& Notary Public

74 Shortmarket Street

Cape Town